Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 18, 2005, relating to the financial statements and financial statement schedules of PRA International, which appear in the Annual Report on Form 10-K for the year ended December 31, 2004.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
McLean, VA
August 22, 2005